FUQI International Announces Arrangement to Acquire
Shanghai Tian Mei Jewelry Co. Ltd.
and
Beijing Yinzhong Tian Mei Jewelry Co., Ltd.

--Proposed Acquisitions Expected to Broaden Company’s Presence in China’s
Retail Jewelry Category--
--Company Reiterates Comfort with 4Q07 Financial Estimates--

Shenzhen, China, January 17, 2008 – FUQI International, Inc. (Nasdaq GM: FUQI) today announced today announced that it has signed a Term Sheet to purchase two jewelry companies, Shanghai Tian Mei Jewelry Co. Ltd. and Beijing Yinzhong Tian Mei Jewelry Co. Ltd., collectively known as Temix (“Temix”), for 100% ownership of the business from their existing owner, Mr. Chujian Huang.

The total amount of consideration payable for Temix is approximately RMB 135 million (approximately USD$18.5 million, based on a conversion price of USD: RMB 1.00:7.3), with $9.5 million consideration to be paid in cash and the remaining consideration to be paid in restricted common stock. The number of FUQI’s shares to be included in the equity portion of the purchase price for Temix is subject to the achievement of certain revenue and net income performance targets over a three year period.

FUQI will acquire the Temix chain operation through its wholly owned subsidiary, Shenzhen Fuqi Jewelry Co., Ltd. The Company expects the acquisition to close near the end of the first quarter of fiscal 2008.

Temix is a 50 outlet branded jewelry store chain with locations primarily in Beijing, Shanghai and Ningbo. Of the 50 outlets, 7 are stand alone stores and 43 are store counters within department stores. The chain primarily sells diamond jewelry but also sells karat gold and gemstone jewels including ruby and jade. As of December 31, 2007, Temix had TTM revenues of $12.3 million (unaudited) and the company was profitable.

Temix has been led by Mr. Chujian Huang, who is the founder and CEO of Temix and a 15 year veteran in China’s jewelry industry, particularly in the Yangtze Delta region. Mr. Huang will become a full time employee of FUQI responsible for managing the Temix chain and will report to Ms. Jianying Li, Director of Retail Operations for FUQI International, Inc.

Mr. Yu Kwai Chong, Chairman of FUQI International commented, “We are very pleased to welcome Temix to our growing business operations. This addition represents a strategic opportunity for us to further penetrate an attractive consumer demographic, diversify our business operations, improve our sales and margin performance and expand our presence at the retail level. Temix is a well known, young, white collar brand in Beijing and Shanghai and we have the opportunity to strengthen the performance at each outlet by better capitalizing Temix counters and stores to ensure they have an appropriate level of inventory, a compelling mix of fashionable jewelry designs and strong brand promotion.”

Mr. Chong continued, “With 23 outlets in Shanghai, Temix will facilitate our company’s retail entry into this market and lower the cost and effort to promote our brand from scratch. We are also pleased that through this acquisition, we will be acquiring Temix’s license to buy diamonds from the Shanghai Diamond Exchange, China’s only legal, government-owned diamond supplier, which will allow us to purchase diamonds direct and improve manufacturing costs.”

Mr. Chong concluded, “We are delighted to welcome Mr. Huang and others members of the management team at Temix into FUQI’s operations and we look forward to the continued success of this retail chain. With this acquisition, we will have a total of 52 outlets, comprised of 45 store counters and 7 retail stores. We remain focused on sustaining a strong level of growth in our business and believe this new addition will strengthen our presence in China’s retail jewelry industry.”

The Company reiterates comfort with its previously announced fourth quarter 2007 guidance of total revenue of approximately $43 million, gross margins between 11.5%-12 and diluted earnings per share in the range of $0.14 to $0.18, based on a weighted average diluted share count of 19 million shares.

About FUQI International, Inc.
Based in Shenzhen, China, FUQI International, Inc. is a leading designer of high quality precious metal jewelry in China, developing, promoting, and selling a broad range of products in the large and rapidly expanding Chinese luxury goods market.

Contact:
FUQI International, Inc.
Dexter Fong
Executive VP of Corporate Development
Phone: 1-408-786-5540

ICR Inc.
In the U.S:
Bill Zima
Phone: 1-203-682-8200 (Investor Relations)
-or-
In Asia:
Xuyang Zhang
Phone: 86 10 8523 3087 (Investor Relations)